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                      PROXY STATEMENT

             Navistar International Corporation
              455 North Cityfront Plaza Drive
                  Chicago, Illinois  60611
       Annual Meeting of Shareowners:  March 16, 1994






PROXY

       This Proxy Statement is being mailed on or about January 27, 1994, to holders of Common Stock, but not including Class B Common Stock, ("Common Stock") of Navistar International Corporation ("Navistar" or the "Corporation") in connection with the solicitation of proxies by Navistar's Board of Directors (the "Board of Directors" or the "Board"). The Annual Meeting of Shareowners ("Annual Meeting") will be held at the Arthur Rubloff Auditorium of the Art Institute of Chicago, Monroe Street and Columbus Drive, Chicago, Illinois 60603, on March 16, 1994, at 10:15 a.m., Central Standard Time. To assure greatest representation at the Annual Meeting, the Board requests that all shareowners sign and return promptly the enclosed proxy. The proxy is solicited by the Board of Directors. Only shareowners of record at the close of business on January 18, 1994, will be entitled to vote at the Annual Meeting. The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Corporation or both. Shareowners may have their votes kept secret by so indicating in the designated place on the proxy card. If a shareholder is a participant in the Corporation's 401(k) Retirement Savings Plan, the proxy card will represent the number of shares allocated to the participant's account under the plan and will serve as a direction to the plan's trustee as to how the shares in the account are to be voted.

       Any shareowner giving a proxy has the power to revoke it by written revocation delivered to the Corporate Secretary at any time before it is voted. If not revoked, the shares represented by the proxy will be voted by the persons named as proxies, and, if the shareowner specifies a choice with respect to a Proposal (a ballot is provided in the proxy), the shares will be voted in accordance with that specification. If no such specification is made, the shares will be voted in accordance with the Board of Directors' recommendation. The affirmative vote of the holders of a majority of the outstanding Common Stock present (whether in person or by proxy) and voting at the Annual Meeting will be required to approve each Proposal. As to each Proposal, abstentions will be included, but broker non-votes will not be included, in the calculation of the number of holders who are considered present and voting at the Annual Meeting.

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VOTING SECURITIES OF THE CORPORATION

       As of January 6, 1994 there were outstanding 49,775,740 shares of Common Stock. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting. Under the Corporation's By-laws, shareowners holding at least one-third (1/3) of the outstanding shares of Common Stock, entitled to vote, must be present in person or by proxy at the Annual Meeting to constitute a quorum.



             PROPOSAL NO. I - ELECTION OF DIRECTORS

       The Corporation has three classes of directors, each with staggered terms, with the members of each class serving a three year term on the Board. At this Annual Meeting, the terms of the Class I directors will expire.

       The Board's retirement policy provides that directors shall retire prior to the first annual meeting of shareowners which is held after the date they attain age 70. In October, 1992 the Board suspended this policy for a two year period, which eliminates any mandatory retirement of a director based on age during that time. The policy will go back into effect in October, 1994. Under the By-laws, any portion of a director's term which remains at the time of his or her resignation or retirement may be completed by a person appointed by the Board or the Board may choose to reduce the number of members of the Board.

       The Class I nominee directors are Jack R. Anderson, James C. Cotting, Jerry E. Dempsey and Robert C. Lannert. These persons have been nominated for election to three-year terms expiring in 1997, and until their successors are elected or appointed and qualified. The Corporation's By-laws provide that nomination for election to the office of director at a meeting of shareowners will be accepted, and votes cast for a nominee will be counted, only if the Corporate Secretary has received, at least twenty-four hours prior to the Annual Meeting, a statement over the signature of the nominee that he or she consents to being a nominee and, if elected, intends to serve as a director. Each nominee has complied with this requirement. All of the nominees are now directors of the Corporation and have served continuously since their first election or appointment. Class II and Class III directors will continue in office for the remainder of their terms or until their retirement, whichever is earlier.

       If any nominee is unable to accept the office of director, or will not serve, which is not anticipated, the Board may choose another nominee, and the shares represented by the proxies will then be voted for that nominee.
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NOMINEES FOR ELECTION AS CLASS I DIRECTORS CONTINUING IN OFFICE
UNTIL 1997

JACK R. ANDERSON, 68, Director since 1989. He is President of Calver Corporation, a health care consulting and investment firm since 1982. He is a director of Horizon Mental Health Services, Inc., Manor Care, Inc., Medical Care America, Inc., Take Care, Inc. and United Dental Care, Inc. Committees: Audit and Public Policy.

JAMES C. COTTING, 60, Director since 1983. He is Chairman and Chief Executive Officer since 1987. Prior to his present assignment, he served as Vice Chairman and Chief Financial Officer from 1983 to 1987; Executive Vice President, Finance and Planning, from 1982 to 1983; Senior Vice President, Finance and Planning,
from 1979 to 1982.   He is a director of USG Corporation, Asarco
Incorporated and Interlake Corporation.   He is a member of the
Board of Directors of the National Association of Manufacturers, and a member of the Conference Board. He is a Director of Junior Achievement of Chicago and a trustee of the Adler Planetarium.
Committees:  Executive (Chairman) and Finance.

JERRY E. DEMPSEY, 61, Director since 1984. He is Chairman of the Board and Chief Executive Officer of PPG Industries, Inc., a diversified global manufacturer of glass, protective coatings and chemicals, since 1993. From 1991 until 1993, Mr. Dempsey was Chairman of the Board and a Director of Chemical Waste Management, Inc., and Senior Vice President of WMX Technologies, Inc. From 1985 to 1991, he was President and Chief Executive Officer and a Director of Chemical Waste Management, Inc. From 1984 to 1988, he was Vice Chairman of the Board of WMX Technologies. From 1980 to 1984, Mr. Dempsey was President and Chief Operating Officer of Borg-Warner Corporation. He is a Director of WMX Technologies, Inc., Chairman of the Dean's Advisory Board for Clemson University's School of Engineering, a member of Clemson's Foundation Board, the President's Advisory Council, and the Mid-America Committee. Committees: Executive, Finance and Organization.

ROBERT C. LANNERT, 53, Director since 1990. He is Executive Vice President and Chief Financial Officer since November, 1990. Prior to his present assignment, he served as Vice President and Treasurer from 1979 to 1990 and Assistant Treasurer from 1976 to 1979. He is a member of the Dean's Advisory Committee, Krannert School, Purdue University.


CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1995

WALLACE W. BOOTH, 71, Director since 1981. He is the retired Chairman of the Board of Ducommun Incorporated, a Los Angeles based corporation engaged principally in the manufacture of components and assemblies for the aerospace industries. Mr. Booth joined Ducommun as President, Chief Executive Officer and a director in 1977 and became Chairman in 1978. In 1988 he relinquished the positions of President and Chief Executive
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Officer and retired as Chairman at the end of 1988.  From 1975 to
1977 Mr. Booth was President, Chief Executive Officer and a Director of United Brands Corporation. He is a director of Litton Industries, Inc., Rohr, Inc. and First Interstate Bank of California. He also is Trustee of the University of Chicago.
Committees:  Finance and Organization (Chairman).

MARY GARST, 64, Director since 1977. She is Manager, Cattle Division, Garst Company of Coon Rapids, Iowa, a diversified agri-business enterprise involved in the production of hybrid seed corn, commercial feed grains, fertilizer, as well as an integrated cow-calf and feed lot operation. Ms. Garst has been active in the business of the Garst Company for many years, assuming her present position in 1974. Committees: Audit and Public Policy (Chairwoman).

DR. ARTHUR G. HANSEN, 68, Director since 1974. He is an education consultant since 1986. Dr. Hansen is the former Chancellor, Texas A&M University System from 1982 to 1986, the former President of Purdue University, 1971 to 1982, and the former President of the Georgia Institute of Technology, 1969 to 1971. He is a director of American Electric Power Company, Inc., International Paper Company and Interlake Corporation. He is a member of the National Academy of Engineering, Chairman of the Board of the Corporation for Educational Technology and a Fellow of the American Association for the Advancement of Science. Committees: Audit, Executive and Organization.

JOHN R. HORNE, 55, Director since 1990. He is President and Chief Operating Officer since November, 1990. Prior to his present assignment, he served as Group Vice President - General Manager, Engine and Foundry Group from March, 1990 to November, 1990; Vice President and General Manager, Engine and Foundry Group from 1983 to March, 1990; Manager, Engine Engineering from 1980 to 1983; and Manager, Diesel Engine Engineering from 1977 to 1980. Mr. Horne serves as a trustee and Vice-Chairman of the Board of Taylor University. Committee: Executive.


CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 1996

WILLIAM F. ANDREWS, 62, Director since 1984. Advisor and Consultant for Investor International (U.S.), Inc., formerly, Instoria Providentia and also, since February, 1993, Chairman and Chief Executive officer of Amdura Corp., a manufacturer of waste management equipment, and Chairman of Utica Corp., a manufacturer of aircraft turbine blades. Both companies are affiliated with Investor International (U.S.) Inc., a privately-owned investment
corporation.   From 1990 to January 1992, he was President and
Chief Executive Officer of UNR Industries, Inc., a manufacturer of steel products. He was President of Massey Investment Company from 1989 to 1990. He was Chairman, President and Chief Executive Officer of SSMC Inc. from 1986 to 1989. From 1981 to 1986, Mr. Andrews served as Chairman, President and Chief Executive Officer of Scovill, Inc. He is a director of Harley Davidson, Inc., Johnson Controls, Inc., Katy Industries, Inc., Southern New England Telephone Company, PT Holdings, Inc., MB
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Communications, and Corrections Corp. of America.  He also serves on the National Board of the American Red Cross.  Committees:
Executive, Organization and Public Policy.

DR. ANDREW F. BRIMMER, 67, Director since 1976. He is President of Brimmer & Company, Inc., an economic and financial consulting firm in Washington, D.C. In addition, he is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts - Amherst. He also is Public Governor of Commodity Exchange, Inc. Dr. Brimmer served as a member of the Board of Governors of the Federal Reserve System from 1966 until 1974. He is a director of
E. I. DuPont de Nemours & Corporation, UAL Corp. - United Airlines, Bank America Corporation and Bank of America, NT and SA, Gannett Company, Bell South Corporation, Connecticut Mutual Life Insurance Company, Blackrock Investment Income Trust (and other Blackrock Mutual Funds), Mercedes-Benz, N.A. and PHH Corporation. He is a Trustee of the College Retirement Equities Fund. Dr. Brimmer is a member of the American Association of Collegiate Schools of Business (National Honoree), American Economic Association, American Finance Association, American Statistical Association, Council on Foreign Relations, National Economic Association and Eastern Economic Association (Fellow and Past President). He is a Fellow of American Academy of Arts and Sciences, American Philosophical Society, National Association of Business Economists and Washington Academy of Sciences. He is a trustee of the Committee for Economic Development, Harvard College and Tuskegee University (Chairman of the Board). He also is a member of the Association for Study of Afro-American Life and History. Committees: Audit (Chairman), Finance and Public Policy.


DONALD D. LENNOX, 75, Director since 1982. He is Chairman and a director of International Imaging Materials, Inc., a manufacturer of thermal transfer ribbons, since February, 1990. He was Chairman and Chief Executive Officer of Schlegel Company from April 1987 to March 1989. He was Chairman and Chief Executive Officer of Navistar from 1983 to 1987 and President and Chief Executive Officer of Navistar from 1982 to 1983. He also is a director of Gleason Corporation and several Prudential-Bache mutual funds. Mr. Lennox is a member of the Advisory Board of Marine Midland Bank, and the Advisory Council of the Graduate School of Business of the William T. Simon School, University of Rochester. He also is a member of the Board of Trustees of St. John Fisher College, the United Way of Greater Rochester and Rochester Chamber of Commerce.
Committees:  Audit, Executive and Finance (Chairman).

ADMIRAL ELMO R. ZUMWALT, JR., 73, Director since 1984. He is President of Admiral Zumwalt & Consultants, Inc., Washington, D.C. From 1970 through his retirement from the Navy in 1974, he served as Chief of Naval Operations of the United States Navy. Admiral Zumwalt serves as a director of Dallas Semiconductor Corporation, Fleet Aerospace Corporation, Fleet Aerospace, Inc., NL Industries, Inc. and Lincorp Savings Bank. He is a former governor of the American Stock Exchange, Inc. and a former director of Ames Department Store, American Building Maintenance Industries, Esmark, Transway International, Todd Shipyards

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Corporation and Gifford-Hill & Company, Inc.  The Admiral also is
Chairman of the Ethics and Public Policy Center and Chairman of the National Marrow Donor Program. Committees: Organization and
Public Policy.



Additional Directors

       In July, 1993, the Corporation restructured its post retirement health care and life insurance benefits pursuant to a settlement agreement which required, among other things, the addition of three seats on Navistar's Board of Directors, increasing the Board to 15 members. These three directors are not part of the classes referred to above.

BILL CASSTEVENS, 65, Director since August 1, 1993. He has served as Secretary-Treasurer of the UAW since January, 1988 and in various other capacities with the UAW since 1962. Mr. Casstevens has served as a trustee on the board of Medical Mutual of Northeast Ohio (Blue Shield) and the Medical Mutual Life Insurance Co. He served for nine years on the Board of Trustees of Cleveland State University; the Union Eye Care Centers in Ohio; and the Executive Committee of the United Labor Agency. He also served in an advisory capacity to the Greater Cleveland United Torch Services. He served on the Ohio Governors Committee on Occupational Safety & Health, the Governors Judicial Review Committee and the Governor's Health Task Force. He is a member of the Democratic National Committee, representing Michigan. He is a member of the Board of Directors of Blue Cross/Blue Shield of Michigan and of the United Way of Southeastern Michigan. Mr. Casstevens was elected to the Board of Directors by the UAW for a term extending through July 31, 1994. Committees: Executive, Finance and Public Policy.

RICHARD F. CELESTE, 56, Director since August 15, 1993. He is Chairman of the Democratic National Committee's National Health Care Campaign since August 1993. He also is a principal of Celeste & Sabety Ltd., a public policy consulting firm based in Columbus, Ohio since 1991. Prior to this, he served as two-term Governor of Ohio, 1983-1991, directed the U.S. Peace Corps, 1979-1981 and served in the U.S. Foreign Service in India. He currently is Chairman of the Government-University-Industry Research Roundtable of the National Academy of Sciences. He chairs the Advisory Board of the Pacific Northwest Laboratory, and is a member of the Board of Directors of Youth Service America, AFS Intercultural Programs, and Habitat for Humanity International. He is a member of the Advisory Board of BP America Inc. and Oak Ridge National Laboratory, and a member of the Board of Advisors of The Leadership Institute at the University of Southern California. He is a Trustee of the Carnegie Corporation of New York, and a member of the Council on Foreign Relations. Governor Celeste was elected to the Board of Directors by the Supplemental Trust, a retiree trust created in 1993 pursuant to the restructuring of retiree health care and life insurance programs, for a term extending through July 31, 1994. Committees: Audit and Public Policy.


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WILLIAM C. CRAIG, 55, Director since August 15, 1993.  He served as
Executive Vice President of Mack Trucks, 1989-1992. Prior to this, Mr. Craig served as Vice President of Human Resources of Volkswagen of America, 1982-1989 and Plant Manager, Volkswagen Stamping Plant, 1977-1982. Mr. Craig also served as General Superintendent of Production, Chevrolet Buffalo Gear and Axle, and in various other capacities for General Motors, 1960-1977. Mr. Craig was elected to the Board of Directors by the Supplemental Trust, a retiree trust created in 1993 pursuant to the restructuring of retiree health care and life insurance programs, for a term extending through July 31, 1994. Committees: Finance and Organization.


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The following table sets forth information concerning the Common
Stock ownership of each director, each of the five most highly compensated executive officers, and directors and executive officers as a group as of December 31, 1993. Each individual owns less than 1% of the Corporation's Common Stock. As a group, the directors and officers own .96% of the Common Stock.


Name/Group                          Number of Shares
                              Owned      Obtainable     Total
                                       Through
                                     Stock Option
                                       Exercise

Jack R. Anderson              340          1,000        1,340
William F. Andrews            630          1,500        2,130
Wallace W. Booth              530          1,500        2,030
John J. Bongiorno          13,412         17,200       30,612
Andrew F. Brimmer             447          1,500        1,947
Bill Casstevens                 0              0            0
Richard F. Celeste              0              0            0
James C. Cotting           37,211         56,760       93,971
William Craig                   0              0            0
Jerry E. Dempsey              530          1,500        2,030
Mary Garst                    440          1,500        1,940
Arthur G. Hansen              540          1,500        2,040
John R. Horne              28,588         25,720       54,308
Robert C. Lannert          19,891         18,100       37,991
Donald D. Lennox            1,658          1,500        3,158
Mark D. Schwabero             760         12,010       12,770
Elmo R. Zumwalt, Jr.          440          1,500        1,940

Directors and Executive
Officers as a Group       216,349        264,340      480,689


TRANSACTIONS WITH THE CORPORATION

    Certain of the Corporation's directors also serve as directors of or advisors to banks which are or have been lenders to the Corporation, to its subsidiary, Navistar International Transportation Corp. or to its finance subsidiary, Navistar Financial Corporation. In every case, terms with respect to such loans and any extensions, renewals or amendments were arrived at without regard to those relationships.


COMMITTEES OF THE BOARD OF DIRECTORS

    There are five standing committees which assist the Board of Directors in discharging its responsibilities. Committee membership is noted for each director next to the director's name in the biographical section above. Functions of the various committees are set forth below.

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EXECUTIVE COMMITTEE - The Executive Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Committee did not hold any meetings in fiscal year 1993.

AUDIT COMMITTEE - The Audit Committee is composed of five directors, none of whom is a current employee of the Corporation. The Committee oversees the Corporation's financial reporting process on behalf of the Board. During 1993, the Committee reviewed the 1993 audit plans of Deloitte & Touche and of the Corporation's internal audit staff, reviewed the audit of the Corporation's accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and, in its overview role, reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board, subject to shareowner approval, the selection of the Corporation's independent public accountants. The Committee also reviewed environmental surveys and compliance activities for the Corporation's facilities, compliance with the Corporation's Conflicts of Interest and Ethical Business Conduct Policies and the expense accounts of principal executives. The independent public accountants, the internal auditors and the Committee have unrestricted access to each other, without management present, to discuss the results of audit work and opinions on the adequacy of internal accounting controls, the quality of financial reporting and any other matter deemed appropriate. The Committee held eight meetings in fiscal year 1993, reported the results of those meetings and made recommendations to the Board.


FINANCE COMMITTEE - The Finance Committee reviews the Corporation's financing requirements, custody and management of assets which fund the pension and retirement savings plans of the Corporation's subsidiaries, procedures by which projections and estimates of revenues, expenses, earnings and cash flow are developed, dividend policy and operating and capital expenditure budgets. The Committee also monitors the Corporation's relationship and communications with its lenders and the Corporation's financial disclosure policy. In fiscal year 1993, the Committee held six meetings, reported the results of those meetings and made recommendations to the Board.


COMMITTEE ON ORGANIZATION - The Committee on Organization is composed of five directors, none of whom is a current employee of the Corporation. The Committee fulfills its compensation and management oversight role by considering and recommending to the Board the election, title changes, structure, responsibilities and compensation of all executive officers. The Committee also has responsibilities for the organization of the Board of Directors. The Committee reviews and makes recommendations to the Board concerning nominees for election as directors. The Committee also reviews and recommends to the Board the compensation, committee membership and tenure policy for directors. In recommending to the Board the nominees to be proposed for election as director, the Committee will consider the qualifications of nominees proposed by shareowners in writing
          Page 10

to the Corporate Secretary provided such nominations are accompanied by a statement over the signature of the nominee that the individual consents to being a nominee and, if elected, intends to serve as a director. Upon management's recommendation, the Committee also reviews and acts upon basic changes to non-represented employees' base compensation and incentive and benefit plans. The Committee held four meetings in fiscal year 1993, reported the results of those meetings and made recommendations to the Board.


PUBLIC POLICY COMMITTEE - The Public Policy Committee reviews, advises management and makes recommendations to the Board on corporate policy in areas of public responsibility, such as conflict of interest, product integrity and protection of the environment. The Committee held two meetings in fiscal year 1993, reported the results of those meetings and made recommendations to the Board.



                   MEETINGS OF DIRECTORS

    In fiscal year 1993, the Board of Directors held twelve meetings. The number of meetings held by the committees of the Board of Directors are noted above. Each director of the Corporation attended at least 75% of the aggregate meetings held by the Board and by the Committees on which the director served except for Governor Celeste. Governor Celeste was elected to the Board on August 15, 1993. He attended each meeting held through October 31, 1993 (the end of the Corporation's fiscal year) except for one
Audit Committee meeting and one Board of Directors meeting, both of which were held on August 18, 1993. Governor Celeste was unable to attend those meetings because of a death in his family.


            RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR the election of the nominees listed above as Class I Directors of the Corporation.



        PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche, 2 Prudential Plaza, Chicago, Illinois 60601, has examined the financial statements of the Corporation for many years, and the Board of Directors wishes to continue the services of this firm for the current fiscal year ending October 31, 1994. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Deloitte & Touche, as independent public accountants, to examine the financial statements of the Corporation for the current fiscal year ending October 31, 1994, and to perform other appropriate accounting services.


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    From time to time, Deloitte & Touche performs some non-audit services for the Corporation and such services were performed by the firm in 1993. Both the Board and the Audit Committee believe that these non-audit services have no effect on the independence of Deloitte & Touche in fulfilling its audit responsibilities. Representatives of the firm will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

    If the shareowners do not ratify the appointment of Deloitte & Touche, the selection of independent public accountants will be reconsidered by the Board of Directors.


             RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR the ratification of its appointment of Deloitte & Touche as independent public accountants.





        PROPOSAL NO. 3 - APPROVAL OF THE NAVISTAR 1994
                 PERFORMANCE INCENTIVE PLAN


    In March, 1988 the shareowners approved the Navistar 1988 Performance Incentive Plan ("1988 Plan"). The purpose of the 1988 Plan as well as the purpose of the proposed Navistar 1994 Performance Incentive Plan ("the Plan") is to provide incentive compensation linked to performance and key employee retention while promoting an alignment of interests between shareowners and participants by encouraging and creating Common Stock ownership opportunities.

    In July, 1993 the Corporation entered into a settlement agreement with its employees, retirees and collective bargaining organizations which restructured its post-retirement health care and life insurance benefits. (The "Settlement Agreement"). The Settlement Agreement requires that the Corporation not sell or acquire Common Stock or other securities or take other actions if to do so would put the Corporation at risk of an "ownership change" (as defined in Section 382 of the Internal Revenue Code) which would result in a severe limitation of the Corporation's use of its net operating losses. The Settlement Agreement required, among other things, the establishment of a supplemental trust to which the Corporation has contributed 25,641,545 shares of Class B Common Stock. The issuance of the Class B Common Stock and recent public offering of 23,600,000 shares of Common Stock will not by themselves constitute an "ownership change". However, those issuances increase the possibility that subsequent transfers of the Corporation's equity securities would cause an "ownership change". Under Section 382 of the Internal Revenue Code, an "ownership change" occurs when there is a more than 50 percentage point change in the ownership of the Corporation on any measurement date that occurred within a three year period.

Certain transactions with the Corporation's stock, such as a redemption or issuance of stock, cause a measurement date. For these reasons, certain amendments ("Amendments") were made to the 1988 Plan with respect to outstanding stock options and Restricted Shares to insure that the stock features of the 1988 Plan do not result in any "ownership changes".


AMENDMENTS TO THE 1988 PLAN

    Stock Options

    The exercise of stock options causes a measurement date. To better control when exercises of stock options occur, the Corporation amended existing stock options to permit the Corporation to postpone an exercise. The following is a summary of these Amendments.

    1. The Corporation may refuse to accept an employee's exercise if, in its sole judgment, the exercise presents a substantial risk of causing an "ownership change".

    2. If the Corporation refuses to accept an exercise, the Corporation will, as soon as possible, issue shares of Common Stock equal in value to the difference between the exercise price per share and the closing market price per share times the number of shares covered by the exercise notice plus interest on the total for the period of delay calculated at the composite prime rate to corporate borrowers as published in The Wall Street Journal.

    3. In consideration of the foregoing, the term of all current stock options was extended by three (3) years.




    Restricted Stock

    Redemption, forfeiture and issuance of stock by and to the Corporation also cause a measurement date. To better control those events with respect to Restricted Stock, the Corporation amended the terms of the Restricted Stock and the 1988 Plan. The following is a summary of those Amendments.

    1. Under the 1988 Plan, Restricted Shares were issued which permitted a holder to have the Corporation redeem shares for withholding tax purposes when the restriction lapses. Restricted Shares have been amended so that the Corporation can refuse the redemption if there is a substantial risk of causing an "ownership change" in which case the holder may sell shares to pay the withholding taxes due on the lapse of the restriction.

    2. The 1988 Plan also provided that additional shares could be earned at the end of each three year cycle based on performance during the cycle. The Corporation amended the 1988 Plan to provide that all of the performance shares are issued at the beginning of a cycle and the shares are subject to forfeiture if the performance goals are not met. If, at the time the shares are forfeited, a measurement date would cause a substantial risk of "ownership change", shares forfeit to the trusts for salaried and hourly pension plans of its principal operating subsidiary and not to the Corporation. Existing Restricted Shares and the provisions regarding the issuance of Restricted Shares in the future also were amended to provide for this forfeiture feature.

    The Corporation has requested a number of rulings from the Internal Revenue Service to approve these Amendments. If the Internal Revenue Service requires additional amendments, the Corporation will amend the 1988 Plan and the 1994 Plan to comply with the response and still meet the purpose of the plans.


THE 1994 NAVISTAR PERFORMANCE INCENTIVE PLAN

    The Corporation has adopted a new incentive plan to replace the 1988 Plan subject to approval of the shareowners. The Plan has the same purposes as the 1988 Plan and contains many of the provisions of the 1988 Plan, including the Amendments described above plus a new annual share authorization of 1% of the aggregate number of outstanding shares of Common Stock, including Class B Common Stock.

    A summary of the material provisions of the Plan is set forth below and reference is made to Exhibit A of this Proxy Statement for the full text of the Plan. As of the date hereof no awards have been made or are determinable under the Plan.


SUMMARY

    The Plan authorizes the Committee on Organization of the Board of Directors of the Corporation (the "Committee") to grant:

    (i) Annual Incentive Awards based on the level of achievement attained against previously approved performance goals. Annual Incentive Awards will be paid in cash;

    (ii) Long-term Incentive Awards based upon performance goals for corporate achievement over a long-term cycle. Restricted shares will be awarded at the beginning of a long-term cycle. Restricted Shares, other than a base grant for retention purposes, will be subject to attaining specific performance goals; and

    (iii) Stock Options in amounts and at times determined by the Committee which normally are exercisable after one year after grant only if the employee is still employed by the Corporation. Option grants shall be limited to a maximum of 50,000 shares per year for any Participant.

PRINCIPAL FEATURES OF THE PLAN

1. The purpose of the Plan is to provide incentive compensation linked to performance and key employee retention while promoting an alignment of interests between shareowners and participants by encouraging and creating Common Stock ownership opportunities.

2. The Committee is responsible for the administration of the Plan and has the authority to interpret, modify and terminate the Plan.

3. Management will recommend to the Committee key employees who have substantial managerial or professional capacity.

4. For annual incentive awards the measurement period shall be a fiscal year. For long term incentive awards the measurement period will be a period of three (3) or more years as determined by the Committee. Stock options will be granted by the Committee in the amounts and at times it determines appropriate.

5. The Committee will approve performance goals for annual and long term incentive awards. These goals will be based upon the strategic plans of the Corporation for the award period.

6. Annual incentive awards will be paid in cash. Long term incentive awards will be made in shares with base shares and performance shares awarded at the beginning of each long-term cycle. All such shares are restricted and subject to forfeiture in the event of employment termination prior to the end of the base restriction period. In addition, the performance shares are subject to forfeiture upon failure to meet the performance goals. A change in control of the Corporation, as defined in the Plan, will cause all restrictions on shares to lapse immediately.

7. The Committee may grant non-qualified stock options and incentive stock options. The Committee shall determine the option price and other terms, conditions and restrictions on grants of options. The period within which an option must be exercised may not be later than ten years and one day for nonqualified options and ten years for incentive stock options. In the event of termination of employment, options must be exercised within a specified period of time or they lapse. A change in control, as defined in the Plan, shall cause all options granted and still outstanding to be immediately exercisable. When an option is exercised, the exercise price may be paid in cash or shares of Common Stock already owned by the employee. The latter feature permits "pyramiding" exercises. Pyramiding is a series of successive, simultaneous exercises in which a holder can deliver one or more shares of Common Stock and exercise all of his or her options with no cash payment.

8. In addition to the Restricted Shares to be awarded as part of the long term incentives, the Committee may also grant
       Restricted Shares to key employees recommended by management for either retention or performance purposes or as part of an employment agreement.

9. The shares to be used under the Plan will be authorized but previously unissued shares or shares reacquired by the Corporation, as determined by the Committee. Each fiscal year one (1) percent of the outstanding shares of Common Stock, including Class B Common Stock, outstanding as of the end of the immediately preceding fiscal year will be reserved for issue under the Plan. If less than one (1) percent of the shares is granted or awarded in any fiscal year, the difference will be available for use in the following year.
       No more than 500,000 shares may be used in any one year for incentive stock options.

10. If approved by the shareowners, the duration of the plan shall be for ten (10) years.

FEDERAL INCOME TAX CONSEQUENCES

       The following is a discussion of general tax consequences that the Corporation believes will apply to the transactions under the Plan. The Corporation has requested certain rulings from the Internal Revenue Service to eliminate uncertain areas of tax treatment. Amendments to the Plan will be considered as necessary to obtain favorable tax treatment.

Modification of Existing Options

       The modification of the Corporation's existing options to provide for deferral of the exercise of the options and extension of the term of the options will not be a taxable event to the holders of the options. The holders will be taxed as described below.

Nonqualified Options

       No income is recognized by an employee at the time a nonqualified stock option is granted. Ordinary income will be recognized at the time the employee receives stock on exercise of an option. The amount of income will equal the fair market value of the stock received less the option price paid by the employee. The Corporation believes that if the current exercise of an option is prohibited to avoid a measurement date, the employee will not recognize income as a result of the attempted exercise of the option. The employee will recognize ordinary income at the time he or she actually receives stock in an amount equal to the fair market value of the stock.

       In the case of an executive officer who is subject to a six-month holding period under Section 16(b) of the Securities Act of 1934, if an option were exercised during such six-month holding period income would not be recognized until the end of such six-month period. An option could be exercised during the six-month period, for example, in the event of a change in control as defined in the Plan.

Incentive Stock Options

       No income will be recognized by an employee at the time of the grant of an incentive stock option ("ISO"). No income will be recognized (except for the purpose of the alternative minimum tax) as a result of exercise of the option if the stock is held for the ISO holding period of two years from the date of grant and one year from the date of exercise. On the subsequent sale of the stock, long-term capital gain will be recognized equal to the difference between the amount received on the sale and the option price. If the stock is disposed of by sale or otherwise before the ISO holding period is satisfied, the employee will recognize ordinary income at the time of the disposition. A disposition of stock will occur if the employee uses pyramiding to pay the option price, or transfers previously acquired ISO stock to pay the option price. The amount of ordinary income will be limited to the difference between the fair market value of the stock on the date of exercise and the option price. Any income in excess of this amount will be taxed as capital gain.
       The Corporation believes that if the current exercise of an option is prohibited to avoid a measurement date, the employee will not recognize income as a result of the attempted exercise of the option. The employee will recognize ordinary income at the time he or she actually receives stock in an amount equal to the fair market value of the stock.

       In the case of an executive officer who is subject to a six-month holding period under Section 16(b) of the Securities Act of 1934, if an option were exercised during such six-month holding period income would not be recognized until the end of such six-month period. An option could be exercised during the six-month period, for example, in the event of a change in control as defined in the Plan.


Restricted Stock

       Generally, an employee will not recognize income at the time restricted stock that is subject to forfeiture is transferred to him or her, and the employee will not recognize income in the event the shares are forfeited because the restrictions lapsed. The employee will recognize ordinary income at the time the stock is no longer subject to forfeiture because the restrictions lapsed. The income will be equal to the fair market value of the stock at the time the restriction lapses.

       In the case of an executive officer who is subject to a six-month holding period under Section 16(b) of the Securities Act of 1934, if an option were exercised during such six-month holding period income would not be recognized until the end of such six-month period. An option could be exercised during the six-month period, for example, in the event of a change in control as defined in the Plan.

       Instead of being taxed at the time the restrictions lapse, an employee can make an election to be taxed at the time the shares are transferred to him or her. The election must be made within 30 days of the transfer by giving notice to the Internal Revenue Service and the Corporation. If an election were made, the income would be equal to the fair market value of unrestricted stock on the date of transfer. Any subsequent gain on the stock would be capital gain. No deduction would be allowed to the employee if the stock was subsequently forfeited.

       Generally, the Corporation will be entitled to a deduction in the amount of ordinary income recognized by the employee on the stock options and restricted stock. The Corporation will not be allowed a deduction for the amount recognized as capital gain under ISO's.


           RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR approval of the Navistar 1994 Performance Incentive Plan.


              PROPOSAL NO. 4 - ADOPTION OF AMENDMENTS
                 TO THE NAVISTAR 1988 NON-EMPLOYEE
                     DIRECTOR STOCK OPTION PLAN


       In March, 1988 the shareowners approved the Navistar 1988 Non-Employees Director Stock Option Plan ("Option Plan"). The Option Plan provided for an annual grant to each non-employee director of an option to purchase 250 shares of Common Stock. The purpose of the Option Plan is to strengthen the Corporation's ability to attract, motivate and retain directors with experience and ability and to provide, as part of their compensation plan, equity incentives closely aligned with the interests of shareowners.

       The Settlement Agreement described above requires that the Corporation not sell or acquire Common Stock or other securities or take other action if to do so would put the Corporation at risk of an "ownership change" which would result in a severe limitation of the Corporation's use of its net operating losses. The issuance of 25,641,545 shares of Class B Common Stock under the Settlement Agreement and the recent public offering of 23,600,000 shares of Common Stock increase the possibility that subsequent transfers of the Corporation's equity securities would cause an "ownership change". Under Section 382 of the Internal Revenue Code, an "ownership change" occurs when there is a more than 50 percentage point change in the ownership of the Corporation on any measurement date that occurred within a three year period. Certain transactions with the Corporation's stock, such as a redemption or issuance of stock, cause a measurement date. The exercise of stock options causes a measurement date. For these reasons the amendments described in paragraph 1, 2 and 3 below were made to the Option Plan. The amendment described in paragraph 4, to increase the annual option grant from 250 to 500 shares of Common Stock, was made in order to enhance the

Corporation's ability to attract, motivate and retain directors with experience and ability. All of the amendments are subject to shareowner approval.



AMENDMENTS TO THE OPTION PLAN

       1. The Corporation may refuse to accept a director's exercise if, in its sole judgment, the exercise presents a substantial risk of causing an "ownership change".

       2. If the Corporation refuses to accept an exercise, the Corporation will, as soon as possible, issue shares of Common Stock equal in value to the difference between the exercise price per share and the closing market price per share times the number of shares covered by the exercise notice plus interest on the total for the period of delay calculated at the composite prime rate to corporate borrowers as published in The Wall Street Journal.

       3. In consideration of the foregoing, the term of all current options under the Option Plan was extended by three (3) years subject to shareowner approval.

       4. The Option Plan has been amended to increase the annual grant from 250 to 500 shares of Common Stock. The Board of Directors has, subject to shareowner approval, amended
             Section 5 of the Option Plan to read as follows:

         "5.  NUMBER OF SHARES TO BE GRANTED

              At each regularly scheduled December Meeting of the Board, an option will be granted to each non-employee director for five hundred (500) shares of Common Stock."

       The Federal income tax consequences for the directors will be the same as those described under Proposal 3 for executive officers under the employee plan. As of the date hereof no awards have been made or are determinable under the Option Plan.


            RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommend a vote FOR approval of the amendments to the Navistar 1988 Non-Employee Director Stock Option Plan.

        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                   DIRECTORS' COMPENSATION

       No director fees are paid to directors who are full-time employees of the Corporation or any of its subsidiaries. Directors who are not employees of the Corporation or any of its subsidiaries receive an annual retainer of $18,000 ($3,000 of which is paid in the form of Restricted Shares of Common Stock), plus $800 for each
directors' meeting and committee meeting they attend.   The non-
employee directors who serve as chairpersons of committees receive an annual retainer of $2,800.

       Non-employee directors will be eligible to receive retirement fees, provided that they have served as directors for at least five years and retire from the Board at or after age 65. The annual retirement fees equal the annual retainer paid at time of retirement. The payment of retirement fees begins upon retirement from the Board of Directors and continues until the earlier of the director's death or a period equal to the number of years served on the Board. A director's right to receive retirement fees will vest automatically in the event of a change in control of the Corporation as defined in the retirement agreement.

       The Navistar 1988 Non-Employee Director Stock Option Plan provides that every year each non-employee director will be granted an option to purchase 250 shares of Common Stock at a price equal to the fair market value of the Common Stock on the first business day after the option is granted. Directors may exercise the option at any time after one year following the date of grant. The options expire ten years after the date of grant.

                EXECUTIVE OFFICERS' COMPENSATION

       The following table shows the compensation of the five most highly compensated executive officers of Navistar International
Corporation and of Navistar International Transportation Corp.
("Transportation") for fiscal year 1993:

                                       SUMMARY COMPENSATION TABLE

                           Annual Compensation       Long-Term Compensation
                                                         Awards        Payouts
Name and Principal
Position                 Year  Salary($) Bonus($) Restricted  Options/  LTIP    All Other
                                                    Stock     SARs (#) Payouts  Compensation
                                                    Awards              ($)     ($)(2)
                                                   ($) (1)
James C. Cotting         1993  $450,000     0      $27,750         0      0      $6,102
Chairman and Chief       1992  $450,000     0      $42,550         0      0      $5,550
Executive Officer        1991  $450,000     0      $33,300    16,000      0      $5,015

John R. Horne            1993  $360,000     0      $21,375         0      0      $3,870
President and Chief      1992  $360,000     0      $32,775         0      0      $3,543
Operating Officer        1991  $360,000     0      $25,650    12,000      0      $3,199

Robert C. Lannert        1993  $260,000     0      $16,313         0      0      $3,048
Executive V.P. and       1992  $260,000     0      $25,013         0      0      $2,803
Chief Financial Officer  1991  $260,000     0      $18,450     9,200      0      $2,347

John J. Bongiorno        1993  $220,000     0       $9,188         0      0      $3,239
Group V.P./General Mgr.  1992  $220,000     0      $14,088         0      0      $2,951
Financial Services       1991  $192,500     0      $11,025     6,400      0      $2,292

Mark D. Schwabero        1993  $215,000     0       $9,188         0      0      $1,006
Group Vice President,    1992  $215,000     0      $14,088         0      0      $  978
Truck Businesses         1991  $201,250     0      $11,025     6,400      0      $  853


(1)  The number and value of the aggregate restricted stock holdings at October 31, 1993 for each of the persons named above is as follows:  Mr. Cotting, 2,960 shares with a value of $80,290;
     Mr. Horne, 2,280 shares with a value of $61,845; Mr. Lannert, 1,740 shares with a value of
     $47,198; Mr. Bongiorno, 980 shares with a value of $26,583 and Mr. Schwabero, 980 shares with a value of $26,583.  Holders of restricted stock will receive dividends at the same time and at the same rate as other Common Stock owners.  Restricted stock is subject to forfeiture if employment terminates prior to the end of the vesting period.

(2)  The amounts listed under the All Other Compensation Column represent life insurance premiums paid by the Corporation for the persons named in the Summary Compensation table.

/TABLE


                         OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 Percent of Total
                                   Options/SARs
                   Options/SARs     Granted to         Exercise    Expiration
                    Granted (#)    Employees in     or Base Price     Date
     Name                          Fiscal Year          ($/Sh)
James C. Cotting         0             n/a                n/a          n/a
John R. Horne            0             n/a                n/a          n/a
Robert C. Lannert        0             n/a                n/a          n/a
John J. Bongiorno        0             n/a                n/a          n/a
Mark D. Schwabero        0             n/a                n/a          n/a




                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION/SAR VALUES

                                                    Number of           Value of
                     Shares                         Unexercised         Unexercised
Name                 Acquired on    Value           Options/SARs        In-the-money
                     Exercise #     Realized ($)    at FY End (#)       Options/SARs
                                                    Exercisable/        at FY end ($)
                                                    Unexercisable       Exercisable/
                                                                        Unexercisable
James C. Cotting         0             0            56,760 exercisable  $89,000
John R. Horne            0             0            25,720 exercisable   66,750
Robert C. Lannert        0             0            18,100 exercisable   51,175
John J. Bongiorno        0             0            17,200 exercisable   35,600
Mark D. Schwabero        0             0            12,010 exercisable   35,600



                        LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                    Number         Performance     Estimated Future Payouts Under Non-stock
                    of Shares,     or Other                   Price-based Plans
                    Units or       Period Until
                    Other Rights   Maturation      Threshold        Target       Maximum
                                   or Payout
James C. Cotting        0             n/a             n/a             n/a          n/a
John R. Horne           0             n/a             n/a             n/a          n/a
Robert C. Lannert       0             n/a             n/a             n/a          n/a
John J. Bongiorno       0             n/a             n/a             n/a          n/a
Mark D. Schwabero       0             n/a             n/a             n/a          n/a

/TABLE

     The Navistar International Transportation Corp. Retirement Plan for Salaried Employees ("RPSE"), which covers substantially all of the salaried employees of the Corporation and of Transportation, including officers, provides annual retirement benefits based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the Social Security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. Maximum benefits which may be provided to an employee under the RPSE are subject to the annual pension limitation ($115,641 indexed for inflation) imposed for qualified plans under The Employee Retirement Income Security Act ("ERISA"). Such benefits may be subject to further limitation under ERISA because of participation in any defined contribution plan of the Corporation or of Transportation. In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit ($235,840 in 1993) is not taken into account. Recent legislation has reduced this compensation limit to $150,000
(indexed for inflation), effective January 1, 1994.


     With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Corporation and Transportation also have a Managerial Retirement Objective ("MRO") Plan. The MRO Plan currently provides a retirement benefit objective based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary plus certain cash incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. If the annual retirement benefits of any eligible employee from all sources from both the Corporation and/or Transportation contributions and employee contributions (including benefits under the RPSE and a portion of the Social Security benefits to which it is estimated the individual will be entitled, but not including the Navistar International Transportation Corp. 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Corporation and/or Transportation will pay the difference to the employee.


     The annual retirement benefits for employees who have earned years of service both before and after January 1, 1989, will be within the range defined by the tables below.


                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
                       (ASSUMING ALL SERVICE IS EARNED PRIOR TO JANUARY 1, 1989)
   Final
  Average
  Annual                                                                   35 and
  Earnings        15             20             25            30             Over
$ 200,000      $ 72,000      $ 96,000       $120,000       $120,000       $120,000
  300,000       108,000       144,000        180,000        180,000        180,000
  400,000       144,000       192,000        240,000        240,000        240,000
  500,000       180,000       240,000        300,000        300,000        300,000
  600,000       216,000       288,000        360,000        360,000        360,000


                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
                       (ASSUMING ALL SERVICE IS EARNED AFTER DECEMBER 31, 1988)
 Final
Average
 Annual                                                                     35 and
Earnings          15             20             25            30             Over
$ 200,000      $ 51,000      $ 68,000       $ 85,000       $102,000       $120,000
  300,000        76,500       102,000        127,500        153,000        180,000
  400,000       102,000       136,000        170,000        204,000        240,000
  500,000       127,500       170,000        212,500        255,000        300,000
  600,000       153,000       204,000        255,000        306,000        360,000


    The number of years of credited service as of October 31, 1993 for Mr. Cotting is 15.0; Mr. Horne is 27.3; Mr. Lannert is 30.6;
Mr. Schwabero is 17.5; and Mr. Bongiorno is 12.5.

    In recognition of the need to provide a retirement benefit for executives who, as a result of commencing employment with the Corporation or Transportation late in their careers, are unable to attain the age and service requirements necessary to qualify for retirement benefits under the above plans, the Corporation and Transportation also have a Supplemental Executive Retirement Plan ("SERP"). The SERP covers certain members of executive management and provides annual retirement benefits to those members of executive management who have at least five years of credited service based upon the individual's "final average annual earnings" as defined above, reduced by a portion of the Social Security benefits and prior employers' benefits to which it is estimated the participant will be entitled. Payments under the SERP in fiscal 1993 were $209,813.

    In the event of a termination of employment by the Corporation or by Transportation following a change in control of the Corporation, as defined, certain benefits will become contractual rights and not subject to change which is adverse to employees without their consent under the MRO Plan and the SERP with respect to eligible employees who have accrued at least five years of credited service as of the date of such termination.

TERMINATION ARRANGEMENTS

    To assure stability and continuity of management, the Corporation has entered into agreements with each of the persons named in the Summary Compensation Table and with each other Executive Officer. Each agreement provides that if the officer's employment is terminated by the Corporation for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment of an amount equal to 100% of the officer's current annual base salary. However, if the officer's employment is terminated by the Corporation within three years after a change in control of the Corporation, the officer will receive a lump sum payment of an amount equal to 295% of the officer's average annual compensation during the previous five years. The agreements' definition of a change in control of the Corporation includes the acquisition by any person or group of securities of the Corporation representing
25% or more of the combined voting power of the Corporation's then outstanding securities. Each agreement has a term of three years and is then renewed automatically for successive one year periods unless the Board of Directors, six months prior to the renewal date, elects not to renew it. In addition, Mr. Horne's agreement provides for the continuation of his salary for one year if he leaves the Corporation.


        COMMITTEE ON ORGANIZATION EXECUTIVE COMPENSATION REPORT

    The Board's Committee on Organization ("Committee") makes the compensation decisions with respect to the Corporation's executive officers and makes recommendations to the Board regarding the compensation of the Chairman and Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. The Committee is made up exclusively of non-employee directors.

    The Committee believes that the compensation program for senior executives has been designed to provide competitive compensation if the Corporation meets or exceeds performance criteria established by the Committee. The performance criteria are designed to link compensation and performance while promoting an alignment of interests between shareowners and senior executives by encouraging and creating share ownership opportunities. The compensation program is designed to vary compensation significantly based on performance. The Committee reviews the compensation program each year.

    The principal elements of the Corporation's executive compensation program include base salary, annual incentive and long-term incentive.


BASE SALARY

    The Committee reviews the salaries of the Corporation's executive officers on an annual basis. The goal of the Committee is to set executive officers' base salaries at the 50th percentile of a peer group of companies. The Committee uses three different surveys to determine competitive base salary levels. From November 1, 1991 through the end of fiscal year 1993, the base salaries of all non-represented employees were frozen and Mr. Cotting did not receive a base salary increase during that time. As a result of the salary freeze, the Corporation's executive officers' salaries, including Mr. Cotting's salary, were below the 50th percentile of the peer group of companies.


ANNUAL INCENTIVE

    Annual incentive payments are made in cash based upon the attainment of certain performance goals established by the Committee prior to the beginning of each fiscal year. The Committee sets performance goals at three different levels - threshold, target and distinguished. No annual incentive payments are made unless the threshold level is reached. At the target level, the Chairman and Chief Executive Officer would earn an annual incentive equal to 50% of his base salary. At the distinguished level, annual incentive would equal 75% of his base
salary.   At the target level, other senior executives would earn
annual incentive equal to 45% of their base salary and at the distinguished level, 67.5% of their base salary. The Committee has set performance goals based on net income of the Corporation.
Since the Corporation had a net loss for 1993, the threshold level was not reached and no annual incentive payments were earned.



LONG-TERM INCENTIVE

    Long-term incentive is stock based, with 50% paid in the form of stock options and 50% in the form of Restricted Stock. At the Chief Executive Officer level, long-term incentive is designed to equal 80% of target cash compensation. Target cash compensation is equal to base salary plus a target annual incentive of 50%. For the Restricted Stock portion, a base amount is awarded as a retention tool. There is the potential to earn up to five times the base amount in performance shares if performance goals set by the Committee at the beginning of each long-term cycle are attained.

    The performance goals set by the Committee for the 1994-96 cycle are based on the stock performance of the Corporation against the stock performance of a peer group of companies made up of Cummins, Dana, Eaton and Paccar which, along with Navistar, are the companies that make up the Standard and Poor's Heavy Duty Truck and Parts Index. If the Corporation's stock performance at the end of the cycle matches the performance of the index, Mr. Cotting will earn shares equal to two times the base amount. If the Corporation's stock performance exceeds the index by 15%, Mr. Cotting will earn shares equal to five times the base amount.

    Since the Corporation did not meet the performance criteria set for the 1991-93 cycle, no performance shares were earned in 1993.

                                       Committee on Organization



                                       Wallace W. Booth, Chairman
                                       William F. Andrews
                                       William C. Craig
                                       Jerry E. Dempsey
                                       Arthur G. Hansen
                                       Elmo R. Zumwalt, Jr.




                       PERFORMANCE GRAPH

    A line graph comparing the yearly percentage change in the Corporation's cumulative total shareowner return on its Common
Stock is contained on the following page.

This page contains a line graph entitled "COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN". It plots Navistar Common Stock, the S&P 500 Index and the S&P Heavy Duty Trucks & Parts Index. The Y axis represents DOLLARS; the X axis represents YEARS beginning with 1988 to 1993. The values are listed in the following table:

                   1988    1989    1990    1991     1992     1993
Navistar          100.0    76.2    40.5    52.4     35.7     51.7
S&P 500           100.0   126.2   116.6   155.2    170.1    194.7
S&P H-D Truck     100.0    97.7    66.9    99.8    126.5    179.1
    & Parts

Assumes $100 invested on October 31, 1988 in Navistar Common Stock. S&P 500 Index and S&P Heavy Duty Trucks & Parts Index. Fiscal year ending October 31 / assumes reinvestment of dividends.

                              GENERAL

                          ANNUAL REPORTS

     A copy of the Annual Report, which includes the Corporation's Consolidated Financial Statements for the three years ended October 31, 1993, was mailed to all shareowners of record as of January 18, 1994. The Annual Report is not to be regarded as proxy soliciting materials.


PROXY SOLICITATION

     The cost of the solicitation of proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by employees of the Corporation or its subsidiaries. The Corporation will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.


PROPOSALS OF SHAREOWNERS

     Proposals of shareowners intended to be included in next year's proxy statement must be received by the Corporate Secretary at the principal executive offices of Navistar International Corporation, 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, no later than the close of business on September 30, 1994.


FURTHER BUSINESS

     So far as the Board of Directors knows, there are no matters to come before the Annual Meeting other than those set forth in this Proxy Statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act on behalf of the shareowners they represent according to their best judgment.







                                   By order of the Board of Directors,




                                   Steven K. Covey
                                   Secretary
                                   January 27, 1994

                                                       Appendix A


                NAVISTAR 1994 PERFORMANCE INCENTIVE PLAN


                               SECTION I

                       ESTABLISHMENT OF THE PLAN

     The Board of Directors of Navistar International Corporation approved the establishment of the Navistar 1994 Performance Incentive Plan ("Plan"). The Plan replaces the Navistar 1988 Performance Incentive Plan which consolidated and modified the Corporation's Annual Incentive Plan, the Long Term Incentive Plan and the 1984 Stock Option Plan into one plan.



                             SECTION II

                        PURPOSE OF THE PLAN

     The purpose of the Plan is to enable the Corporation and its subsidiaries to attract and retain highly qualified personnel, to provide key employees who hold positions of major responsibility the opportunity to earn incentive awards commensurate with the quality of individual performance, the achievement of performance goals and ultimately the increase in shareowner value.


                            SECTION III

                            DEFINITIONS

     For the purposes of the Plan, the following words and phrases shall have the meanings described below in this Section III unless a different meaning is plainly required by the context.

     (1) "Annual Incentive Award" means an award of cash approved by the Committee based on the level of achievement attained against annual performance goals approved by the Committee on or prior to the commencement of the applicable Fiscal year.

     (2)     "Award" means an award made under the Plan.

     (3) "Board of Directors" means the Board of Directors of Navistar International Corporation.

     (4)     "Change in Control" shall be deemed to have occurred if
             (A) any "Person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Securities
             Exchange Act of 1934) other than employee or retiree benefit plans or trusts sponsored or established by the Corporation or Navistar International Transportation Corp. ("NITC") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the

             Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, (B) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board of Directors of the Corporation immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of the Corporation or (C) any dissolution or liquidation of the Corporation or NITC or an agreement for the sale or disposition of all or substantially all (more than 50%) of the assets of the Corporation or NITC occurs. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

     (5) "Committee" means the Committee on Organization of the Board of Directors.

     (6)     "Common Stock" means the common stock of the Corporation.

     (7)     "Corporation" means Navistar International Corporation.

     (8) "Employee" means a person regularly employed by the Corporation or any subsidiary of the Corporation, including its officers.

     (9) "Fair Market Value" means the average of the high and the low prices of a share of Common Stock on the effective date of grant as set forth in the New York Stock Exchange
             - Composite Transactions listing published in the Midwest Edition of The Wall Street Journal or equivalent financial publication.

     (10)    "Fiscal Year" means the fiscal year of the Corporation.

     (11) "Incentive Stock Option" means a right, as evidenced by an agreement between the Participant and the Company in a form approved by the Committee, to purchase a certain number of shares of Common Stock at Fair Market Value for a period of ten (10) years from the date of grant which options are designed to meet the requirements set out under Section 422 of the Internal Revenue Code.

     (12) "Long Term Incentive Award" means an award of Restricted Shares for a long term cycle, the amount of the award and the length of the cycle will be determined by the Committee.

     (13) "Nonqualified Stock Option" means a right, as evidenced by an agreement between the Participant and the Company in a form approved by the Committee, to purchase a certain number of shares of Common Stock at Fair Market Value for a period of ten (10) years and one day from the date of grant on which options are stated not to be qualified as incentive stock options under Section 422 of the U.S. Internal Revenue Code.

     (14) "Participant" means an Employee selected by the Corporation for participation in the Plan.

     (15) "Plan" means the Navistar 1994 Performance Incentive Plan as set forth herein and as it may be amended hereafter from time to time.

     (16) "Qualified Retirement" means a retirement from employment of the Corporation or any of its subsidiaries at any time after the attainment of age fifty-five (55) with at least ten (10) years of credited service as defined by the applicable retirement plan.

     (17) "Restricted Share" means a share of Common Stock awarded to a Participant by the Committee without payment by the Participant which is restricted as to sale or transfer and subject to forfeiture pursuant to terms established by the Committee at the time of issuance.

     (18) "Stock Option" means either an Incentive Stock Option or a Nonqualifed Stock Option.


                               SECTION IV

                              ELIGIBILITY

     Management will, from time to time, select and recommend to the Committee Employees who are to become Participants in the Plan.
Such Employees will be selected from those who, in the opinion of management, have substantial responsibility in a managerial or professional capacity. Employees selected for participation in the Plan may not concurrently participate in any other annual performance, long term performance, sales incentive or profit sharing plan of the Corporation or any of its subsidiaries except as specifically approved by the Committee.



                               SECTION V

                       ANNUAL INCENTIVE AWARDS

     (1) On or before the commencement of each Fiscal Year, the Committee will approve performance goals for corporate achievement for such Fiscal Year, and the amount of the Annual Incentive Awards for such Fiscal Year will be based on the level of achievement attained against previously approved performance goals. The Committee also will approve an award percentage for each organization level for each performance goal.

     (2) Performance goals for Annual Incentive Awards will not be increased or decreased within a Fiscal Year except for extraordinary circumstances approved by the Committee.

     (3) An Annual Incentive Award determination will be made by the Committee when the financial results and performance levels for a Fiscal Year are presented to the Committee by management.

     (4) Payment of an Annual Incentive Award will be made in cash to the Participant as soon as practicable after an Annual Incentive Award determination has been made by the Committee. A Participant who is not an Employee at the end of a Fiscal Year will not be entitled to an Annual Incentive Award for that Fiscal Year unless the Committee determines otherwise.


                                   SECTION VI

                           LONG TERM INCENTIVE AWARDS

     (1) On or before the commencement of each Fiscal Year, the Committee will approve performance goals for corporate achievement for a long term cycle as determined by the Committee. The amount of any Long Term Incentive Award earned shall be based on the cumulative level of performance attained against the approved performance goals.

     (2) Criteria for Long Term Incentive Awards will not be increased or decreased for any long term cycle which has begun except for extraordinary circumstances approved by the Committee.

     (3) Separate Long Term Incentive Award determinations will be made by the Committee for each long term cycle.

     (4) Restricted Shares will be awarded by the Committee to each Participant approved by the Committee at the beginning of each cycle unless to do so would present a substantial risk of causing the Corporation to undergo an ownership change, as such term is defined in Section 382 of the Internal Revenue Code, in which event the Committee shall delay the award until there is no longer such a risk. The amount to be awarded will be pursuant to a formula approved by the Committee which will be based on the ability of the Participant to contribute to the efforts to achieve the performance goals approved by the Committee for the applicable cycle. The Committee shall designate which shares shall be subject to performance goals. The Committee will make the final Long Term Award determination. No fractional shares will be issued. A Participant who quits or is involuntarily separated will forfeit any Restricted Shares. Any Restricted Shares forfeited shall be forfeited (i) to the Company or (ii) if the forfeiture to the Company creates a substantial risk of an ownership change under Section 382 of the Internal Revenue Code, then to the salaried and hourly pension trusts of the Corporation's principal operating subsidiary pro rata based on assets held in the trusts as of the beginning of the prior plan year. If a Participant dies, becomes permanently and totally disabled, or retires pursuant to a Qualified Retirement, Restricted Shares previously awarded which are subject to performance goals, will be retain until the shares are earned or forfeited for failure to meet the performance goals.

     (5) A Participant may elect to pay any withholding tax due on Stock Options or on Restricted Shares awarded pursuant to the Plan either (i) by cash including a personal check made payable to the Corporation or (ii) by delivering at Fair Market Value unrestricted Common Stock already owned by the Participant or (iii) by any combination of cash or unrestricted Common Stock. If the Participant is an officer of the Corporation who is subject to Section 16(b) of the Securities Exchange Act of 1934, he or she may make an election pursuant to (ii) or (iii) above only if it is made in writing (a) at least six (6) months following the date of grant of an option or an award and at least six
             (6) months prior to the date on which the amount of the minimum required withholding tax related to the option or award is determined or (b) within a ten-day period following the release of the Corporation's annual or quarterly financial results. Once an officer, who is subject to Section 16(b) of the Securities Exchange Act of 1934, makes an election pursuant to (ii) or (iii) above with respect to a specific option or award, it shall be irrevocable unless the election is disapproved by the Committee at its next meeting following the election. If the redemption of shares by the Corporation to pay withholding taxes would present a substantial risk of causing an ownership change under Section 382 of the Internal Revenue Code, the Corporation may refuse the redemption. In such a case of refusal to redeem by the Corporation, the Participant would be permitted to sell sufficient shares to pay any withholding taxes due.



                               SECTION VII

                              STOCK OPTIONS

     (1) The Committee may grant Nonqualified Stock Options or Incentive Stock Options or a combination of both to Participants in the amount and at the time that the Committee approves. Option grants shall be limited to a maximum of 50,000 shares per year for any Participant

     (2) Unless otherwise determined by the Committee, a Stock Option granted under the Plan will become exercisable in whole or in part after the commencement of the second year of the term of the Stock Option. The Committee will be authorized to establish the manner of exercise of a Stock Option. The effective date of the grant of a Stock Option will, unless the Committee expressly determines otherwise, be the business day on which the Committee approves the grant of such Stock Option, provided that such grant will expire if a written option agreement is not signed by the Participant receiving a Stock Option and delivered to the Corporation within thirty (30) days of such approval by the Committee. The purchase price and any withholding tax is to be paid in full to the Corporation upon the exercise of a Stock Option either (i) by cash including a personal check made payable to the Corporation; (ii) by delivering at Fair Market Value unrestricted Common Stock already owned by the Participant or (iii) by any combination of cash and unrestricted Common Stock. If permitting the exercise of a Stock Option at the time notice of intent is given by the Participant to the Corporation would present a substantial risk of causing an ownership change under
             Section 382 of the Internal Revenue Code, the Corporation may refuse to permit the exercise in which event as soon as the Corporation determines that a substantial risk of causing an ownership change no longer exists, it will issue shares of Common Stock equal in value to the difference between the exercise price per share and the market price per share times the number of shares covered by the exercise plus interest on the total for the period of the delay calculated at the composite prime rate of interest to corporate borrowers as published in The Wall Street Journal. The Committee also will be authorized in its discretion to prescribe in the option agreement for the exercise of the Stock Option in specific installments. A Stock Option granted under the Plan will be exercisable during such period as the Committee may determine, and will be subject to earlier termination as hereinafter provided. In no event, however, may a Stock Option governed by the Plan be exercised after the expiration of its term. Except as provided herein, no Stock Option may be exercised at any time unless the Participant who holds the Stock Option is then an Employee. The Participant who holds a Stock Option will have none of the rights of a shareowner with respect to the shares subject to a Stock Option until such shares are issued upon the exercise of a Stock Option. Shares which otherwise would be delivered to the holder of a Stock Option may be delivered, at the election of the holder, to the Corporation in payment of Federal, state and/or local withholding taxes due in connection with an exercise.

     (3) Neither the Corporation nor any subsidiary may directly or indirectly lend money to any Participant for the purpose of assisting the individual to acquire shares of Common Stock issued upon the exercise of Stock Options granted under the Plan.

     (4) In the event of the termination of the employment of a Participant who holds an outstanding Stock Option, other than by reason of death, total and permanent disability or a Qualified Retirement, the Participant may (unless the Stock Option shall have been previously terminated) exercise the Stock Option at any time within three (3) months after such termination, but not after the expiration of the term of the grant, to the extent of the number of shares which were exercisable at the date of the termination of employment. Stock Options governed by the Plan will not be affected by any change of employment so long as the Participant continues to be an Employee.

     (5) In the event of Qualified Retirement or total and permanent disability, a Participant who holds an outstanding Stock Option may exercise the Stock Option, to the extent that the Participant was entitled to do so pursuant to the provisions of the stock option agreement at the time of such termination, at any time within three
             (3) years after such termination but not after the expiration of the term of the grant. In the event of the death of a Participant who holds an outstanding Stock Option, the Stock Option may be exercised by a legatee, or by the personal representatives or distributees, at any time within a period of two (2) years after death, but not after the expiration of the term of the grant. If death occurs while employed by the Corporation or a subsidiary, options may be exercised to the extent of the remaining shares covered by Stock Options whether or not such shares were exercisable at the date of death. If death occurs during the three-month period specified in Section VII(4) or within the three-year period specified in the immediately preceding sentence, Stock Options may be exercised to the extent of the number of shares which were exercisable at the date of death.

                                SECTION VIII

                              RESTRICTED SHARES

     (1) In addition to the Restricted Shares which the Committee may award pursuant to Section VI(4), the Committee also may award Restricted Shares to individuals recommended by management for either retention or performance purposes or as part of an employment agreement.

     (2) The Participant will be entitled to all dividends paid with respect to all Restricted Shares awarded under the Plan during the period of restriction and will not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Shares. The Participant also will be entitled to vote Restricted Shares during the period of restriction.

     (3) All Restricted Share certificates awarded under the Plan are to be delivered to the Participant with an appropriate legend imprinted on the certificate.



                                SECTION IX

                 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION


     Notwithstanding any other provision of the Plan, the option agreements may contain such provisions as the Committee determines to be appropriate for the adjustment of the number and class of shares, subject to each outstanding Stock Option, the option prices in the event of changes in, or distributions with respect to, the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares, spinoffs and the like, and, in the event of any such changes in, or distribution with respect to, the outstanding Common Stock, the aggregate number and class of shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.


                               SECTION X

                      ADMINISTRATION OF THE PLAN

     Full power and authority to construe, interpret and administer the Plan is vested in the Committee. Decisions of the Committee will be final, conclusive and binding upon all parties, including the Corporation, shareowners and employees. The foregoing will include, but will not be limited to, all determinations by the Committee as to (a) the approval of Employees for participation in the Plan, (b) the amount of the Awards, (c) the performance levels at which different percentages of the Awards would be earned and all subsequent adjustments to such levels and (d) the determination of all Awards. Any person who accepts any Award hereunder agrees to accept as final, conclusive and binding all determinations of the Committee. The Committee will have the right, in the case of employees not employed in the United States, to vary from the provision of the Plan to the extent the Committee deems appropriate in order to preserve the incentive features of the Plan.


                           SECTION XI

                         NON-ASSIGNMENT

     Awards under the Plan may not be assigned or alienated. In case of a Participant's death, the amounts distributable to the deceased Participant under the Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to a Participant upon death and not subject to such a designation shall be distributed to the Participant's estate. If there is any question as to the right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Corporation will have no further liability to anyone with respect to such amount.



                           SECTION XII

                      RIGHTS OF PARTICIPANT

     To the extent that any Participant, beneficiary or estate acquires a right to receive payments or distributions under the Plan, such right will be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions to be made hereunder will be paid from the general assets of the Corporation. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create any contracted right or trust of any kind or fiduciary relationship between the Corporation and any Participant, beneficiary or estate.



                        SECTION XIII

            MODIFICATION, AMENDMENT OR TERMINATION

     The Committee may modify without the consent of the Participant
(i) the Plan, (ii) the terms of any option previously granted or
(iii) the terms of Restricted Shares previously awarded at any time, provided that, no such modification will, without the approval of the shareowners of the Corporation, increase the number of shares of Common Stock available hereunder. The Committee may terminate the Plan at any time.

         Page 38
                          SECTION XIV

                     RESERVATION OF SHARES

     Each fiscal year, there will be reserved for issue under the Plan one (1) percent of the outstanding shares of Common Stock including Class B Common Stock of the Corporation as determined by the number of shares outstanding as of the end of the immediately preceding fiscal year. No more than Five Hundred Thousand (500,000) shares shall be granted as Incentive Stock Options in any calendar year. Such shares may be in whole or in part, as the Board of Directors shall from time to time determine, authorized and unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Corporation. If less than one (1) percent of the shares is granted or awarded in any fiscal year, the difference will be available for use in the following year only and if not used in the following year, those shares will no longer be available. Any shares available from the prior year will be the last shares to be granted or awarded. If any Stock Option or Restricted Share granted or awarded under the Plan shall expire or terminate for any reason without having been exercised or earned in full, the shares subject thereto will again be available for the purposes of the Plan.



                              SECTION XV

                          AGREEMENT TO SERVE

     Each Participant receiving a Nonqualified Stock Option or an Incentive Stock Option shall, as one of the terms of the option agreement, agree to remain in the service of the Corporation or of one of its subsidiaries for a period of at least one (1) year from the date of granting the option. Such service will (subject to the provisions of any contract between the Corporation or any such subsidiary and such Participant) be at the pleasure of the Corporation or of such subsidiary and at such compensation as the Corporation or such subsidiary shall determine from time to time. Any termination of a Participant's service for any reason other than death, permanent and total disability or Qualified Retirement during such period shall be deemed a violation of the Agreement contained in this Section. In the event of such violation, any Nonqualified Stock Option or Incentive Stock Option held by the Participant under the Plan will immediately be canceled. Nothing in the Plan will confer on any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or interfere with or prevent in any way the right of the Corporation or any of its subsidiaries to terminate a Participant's employment at any time for any reason.



                             SECTION XVI

                          CHANGE IN CONTROL

     Notwithstanding any provision contained herein to the contrary, in the event of a Change in Control, all awarded

         Page 39

Restricted Shares will immediately be free of all restrictions and performance contingencies and will be deemed fully earned and not subject to forfeiture and all outstanding options governed by the Plan will be immediately exercisable and shall continue to be exercisable for a period of three (3) years from the date of the Change in Control regardless of the original term or employment status, except that the term of any Incentive Stock Option shall not be extended beyond ten (10) years from the date of grant.


                            SECTION XVII

                        LIMITATION OF ACTIONS

     Every right of action by or on behalf of the Corporation or any shareowner against any past, present or future member of the Board of Directors, officer or Employee arising out of or in connection with the Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer or employee, cease and be barred by the expiration of three years from whichever is the later of (a) the date of the act or omission in respect of which such right of action arises or (b) the first date upon which there has been made generally available to shareowners an annual report of the Corporation and a proxy statement for the annual meeting of shareowners following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate amount of Awards under the Plan during such period; and any and all right of action by an Employee (past, present or future) against the Corporation arising out of or in connection with the Plan shall, irrespective of the place where action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.



                           SECTION XVIII

                           GOVERNING LAW

     The Plan will be governed by and interpreted pursuant to the laws of the State of Delaware, the place of incorporation of the Corporation.



                            SECTION XIX

                        SUBSIDIARIES' PLANS

     To the extent determined by the Committee, any subsidiary may, without regard to the limitations under the Plan, have a separate incentive plan or program. The Committee will have exclusive jurisdiction and sole discretion to approve or disapprove any such plan or program and, from time to time, to amend, modify, or suspend any such plan or program. Individuals eligible for Awards under any such plan or program will not be considered Employees eligible for Awards under the Plan, unless

         Page 40

otherwise determined by the Committee. No provision of any such plan or program will be included in, or considered a part of, the Plan and any awards made under any such plan or program will not be charged against the aggregate amount available under the Plan unless otherwise determined by the Committee.


                              SECTION XX

                            EFFECTIVE DATE

     The effective date of the Plan shall be December 16, 1993, if approved by the shareowners at the 1994 Annual Meeting, and the Plan shall continue in effect for ten (10) years from the effective date.